FOR IMMEDIATE RELEASE
McCormick Enters Agreement to Acquire Stubb’s, the U.S. Leader in Premium Barbeque Sauces
SPARKS, Md., June 24, 2015 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that it has signed an agreement to acquire 100% of the shares of One World Foods, Inc., seller of Stubb’s barbeque sauces (“Stubb’s”), a privately held company located in Austin, Texas.

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Stubb’s is the leading premium barbeque sauce brand in the U.S. In addition to sauces, Stubb’s products include marinades, rubs and skillet sauces. Annual sales of the business are projected to be $30 million in 2015 and are expected to grow at a double-digit rate annually for the next several years.

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Stubb’s products complement McCormick’s range of grilling items with the addition of authentic, craft barbeque sauces. McCormick plans to drive sales of the Stubb’s brand through expanded distribution, increased household penetration and innovative flavors.

•	McCormick has agreed to acquire the business for approximately $100 million in cash.

•	Acquisitions are an important avenue of growth for McCormick. Stubb’s is McCormick’s third acquisition agreement announced in 2015.
Alan Wilson, Chairman & CEO of McCormick stated, “We are pleased to announce this agreement to acquire Stubb’s. Based in Texas, Stubb’s is an authentic, craft brand with an enthusiastic and loyal consumer base. Through marketing and innovation, we intend to build this base, increase household penetration and expand retail distribution in the U.S. and internationally. The Stubb’s products round out the range of grilling products currently marketed by McCormick under the Grill Mates, Lawry’s and McCormick brands. We look forward to working with the Stubb’s employees to drive increased sales and profit for this business.”
After opening his first Stubb’s Legendary Bar-B-Q restaurant in 1968, C.B. Stubblefield began selling his popular sauces to retail grocers in 1992. These products feature bold flavors made of high quality ingredients from a man that knew BBQ. McCormick intends to maintain the headquarters of this business in Texas. With newly expanded distribution and product offerings, annual sales growth exceeded 20% in both 2013 and 2014. Annual sales of the business are projected to reach $30 million in 2015.
The acquisition should be completed by the end of July 2015, subject to regulatory approval. The purchase price for Stubb’s is approximately $100 million subject to certain closing adjustments. Due to the estimated impact of transaction, integration and financing costs, McCormick expects no earnings per share impact in 2015 from this acquisition. However, with plans to achieve strong growth and significant cost synergies McCormick expects incremental EBITDA (earnings before interest, tax, depreciation and amortization) of at least $10 million by 2017.

Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

For more information, visit www. mccormickcorporation.com
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com